Exhibit 99.1

FOR IMMEDIATE RELEASE
March 12, 2004

TEXAS REGIONAL BANCSHARES, INC. COMPLETES ACQUISITION OF SOUTHEAST TEXAS BANCSHARES, INC.

McAllen, Texas—Texas Regional Bancshares, Inc. (“Texas Regional”) (NASDAQ: TRBS), bank holding company for Texas State Bank, announced today the completion of its acquisition through merger of Southeast Texas Bancshares, Inc. (“Southeast Texas Bancshares”), effective at the close of business on March 12, 2004. Southeast Texas Bancshares is the privately held bank holding company for Community Bank and Trust, SSB (“Community Bank and Trust”) and other subsidiaries, including Port Arthur Abstract and Title Company, Southeast Texas Title Company and Community Insurance. The Southeast Texas Bancshares shareholders will receive approximately $113,235,000 in cash and approximately 3,072,000 shares of newly issued Texas Regional common stock in exchange for all of the outstanding shares of Southeast Texas Bancshares. The transaction will be accounted for under the purchase method of accounting.

Southeast Texas Bancshares, based in Beaumont, Texas, operates through 27 full-service banking locations throughout a seven county area serving more than 55,000 households. Southeast Texas Bancshares has the largest market share, in terms of deposits, in the seven county region that it serves, and has the largest ATM network in the region.  As of December 31, 2003, Southeast Texas Bancshares had total assets of $1.2 billion, loans of $691.4 million, deposits of $1.0 billion and shareholders’ equity of $111.3 million.

Texas Regional, with total assets in excess of $5 billion, will now operate 61 full-service banking offices across Texas, including the metropolitan areas of Beaumont, Corpus Christi, Houston, Port Arthur and South Texas, including 28 in the Rio Grande Valley. The merger brings the following advantages:

•                  Texas Regional adds new markets to its dominant market position in the Rio Grande Valley. This expansion represents a natural progression from the Houston market area, which has been the source of strong growth for Texas Regional since the acquisition of Riverway Bank in Houston in

2002. It provides a strong base for future growth opportunities in Beaumont, which has convenient access to Houston.

•                  Texas State Bank positions to compete as a Texas based bank responsive to the growing middle market commercial companies in the greater Beaumont economy.

•                  Southeast Texas Bancshares’ business represents an attractive core deposit franchise and the markets it serves represent attractive potential due to existing Southeast Texas Bancshares relationships.

•                  Management believes that the transaction will be accretive to Texas Regional’s earnings during the initial year.

OTHER INFORMATION

Texas Regional is a McAllen-based bank holding company whose stock trades on The Nasdaq Stock Market® under the symbol TRBS. Texas State Bank, its wholly owned subsidiary, conducts a commercial banking business through 34 full-service banking offices in the areas of Corpus Christi, Houston and South Texas, including 28 in the Rio Grande Valley.

Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. This release, the Financial Supplement and other information are available on Texas Regional’s website at www.trbsinc.com. The Financial Supplement and other information available on Texas Regional’s website can also be obtained by calling R.T. Pigott, Jr., Chief Financial Officer, at (956) 631-5400.

This document and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from the merger with Southeast Texas Bancshares), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s website at www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or R. T. Pigott, Jr., Chief Financial Officer, (956) 631-5400, both of Texas Regional.